Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 05:21 PM 07/25/2011 FILED 05:21 PM 07/25/2011 SRV 110855179 - 4891008 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

 OF

INNOVATION ECONOMY CORPORATION

Innovation Economy Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware {the "Corporation"), does hereby certify:

1.           The original Certificate of Incorporation was filed with the Secretary of State on October 28, 2010, under the name Innovation economy Corporation,

2.           The following Amended and Restated Certificate of Incorporation was duly proposed by the Corporation's Board of Directors and duty adopted pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.           The following Amended and Restated Certificate of Incorporation was duly adopted by the holders of a majority of shares entitled to vote thereon pursuant to the applicable provisions of Sections 2.42 and 243 of the General Corporation Law of the State of Delaware.

ARTICLE I
Company Name

The name of the corporation is Innovation Economy Corporation,

ARTICLE 2

Registered Office and Agent

The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1220 N. Market Street, Suite 806, City of Wilmington, 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Incfrle.com, LLC.

ARTICLE 3

Purpose

The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4
Directors

The Board shall be composed of not less than 1 or more than 9 Directors, the specific number to be set by resolution of the Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

ARTICLE 5

Shares

The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, each with a par value of $0.00001 (the "Common Stock"). The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided for in this Certificate of Incorporation, or as required by law.

ARTICLE 6

Bylaws

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE 7

Preemptive Rights

Preemptive rights shall not exist with respect to shares of stock or securities convertible Into shares of stock of the corporation.

ARTICLE 8

Cumulative Voting

The right to cumulate votes in the election of Directors shall not exist with respect to sharers of stock of the corporation.

ARTICLE 9

Amendments To Certificate Of Incorporation

The corporation reserves the right to amend or repeal, by the affirmative vote of the majority of the directors entitled to vote, any of the provisions contained in this Certificate of Incorporation. The rights of the directors of the corporation are granted subject to this reservation.

ARTICLE 10

 Limitation of Director and Officer Liability

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of officers and directors, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such arnendment or repeal.

IN WITNESS WHEREOF, we have hereunto set our hands this 25th day of July, 2011, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Dale Hutchins
Dale Hutchins - President

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